EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan of Informatica Corporation of our report dated February 26, 2007, with respect to the consolidated financial statements and schedule of Informatica Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Informatica Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Informatica Corporation filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Francisco, California
November 6, 2007